                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT ("Agreement") is made as of March 10, 2003, by EDO Corporation, a New York corporation ("Buyer"), Michael G. Doty, an individual resident in the Commonwealth of Virginia, John C. Vollmer, an individual resident in the State of Maryland, and John J. Cooke, an individual resident in the State of Maryland (each individually, a "Seller" and, collectively, the "Sellers").

                                    RECITALS

         Sellers desire to sell, and Buyer desires to purchase, all of the issued and outstanding shares (the "Shares") of capital stock of Darlington Inc., a Delaware corporation (the "Company"), for the consideration and on the terms set forth in this Agreement, and, in connection with the sale of the Shares, certain of the Sellers shall enter into Employment and Non-Competition Agreements or a Consulting and Non-Competition Agreement (each as defined below).

                                    AGREEMENT

         The parties, intending to be legally bound, agree as follows:

1.       DEFINITIONS

         For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

         "ADJUSTMENT AMOUNT" shall have the meaning set forth in Section 2.5.

         "ADVERSE CONSEQUENCES" means all actions, suits, proceedings, hearings, investigations, charges, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

         "AFTER-TAX BASIS" means, with respect to any payment to be made to an Indemnified Person, the amount of such payment supplemented by a further payment or payments so that, after deducting from such aggregate payments the amount of all Taxes (net of any actual current credits, deductions or other Tax benefits arising from the payment by the Indemnitee of any amount, including Taxes, for which the payment to be received is made) which would be imposed on such Indemnitee with respect to such payments if such payments were subject to the highest marginal combined federal, state and local income tax rate which could be applicable to such Indemnitee, the balance of such payments shall be equal to the original payment to be received.

         "ANCILLARY AGREEMENTS" means the Consulting and Non-Competition Agreement, the Employment and Non-Competition Agreements, the Escrow Agreement and the Sellers' Releases.

         "APPLICABLE CONTRACT" shall mean any Contract (a) under which the Company has or may acquire any rights, (b) under which the Company has or may become subject to any obligation or liability, or (c) by which the Company or any of the assets owned or used by it is or may become bound.

         "BALANCE SHEET" shall have the meaning set forth in Section 3.4(b).

         "BREACH" shall mean a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement which will be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach or failure.

         "BUYER" shall have the same meaning set forth in the first paragraph of this Agreement.

         "CLEANUP" means any corrective action, including any investigation, cleanup, removal, containment, or other remediation of response actions required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person).

         "CLOSING" shall have the same meaning set forth in Section 2.3.

         "CLOSING DATE" means the date and time as of which the Closing actually takes place.

         "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

         "COMPANY" shall have the meaning set forth in the Recitals of this Agreement.

         "CONFIDENTIAL INFORMATION" shall mean any and all confidential business information and any and all information, however documented, that is a trade secret within the meaning of applicable statutory or case law concerning the business and affairs of the Company or the Buyer, whether or not marked as "secret" or "confidential," including, without limitation, (i) product specifications; data; know-how; formulas; compositions; processes; designs; sketches; photographs; graphs; drawings; samples; inventions and ideas; past, current and planned research and development; current and planned manufacturing or distribution methods and processes; customer lists; current and anticipated customer requirements; price lists; market studies; business plans; computer software and programs (including object code and source code); database technologies, systems, structures and architectures (and related formulas, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information of the Company or Buyer); (ii) to the extent such information is not publicly disclosed by the Company or the Buyer in filings with Governmental Bodies, in press releases or otherwise, all financial statements; financial projections and budgets; historical and projected sales; capital spending budgets and plans; the names and backgrounds of key personnel, personnel training techniques and personnel materials; and (iii) any and all notes, analysis, compilations, studies, summaries and other material prepared by or for the Company or the Buyer containing or based, in whole or in part, on any of the foregoing information.

         "CONSENT" means any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

         "CONSULTING AND NON-COMPETITION AGREEMENT" shall have the meaning set forth in Section 2.4(a)(iv).

         "CONTEMPLATED TRANSACTIONS" means all of the transactions contemplated by this Agreement, including:

         (a)      the sale of the Shares by Sellers to Buyer;

         (b) the execution, delivery, and performance of the Employment and Non-Competition Agreements, the Consulting and Non-Competition Agreement, the Sellers' Releases, and the Escrow Agreement;

         (c) the performance by Buyer and Sellers of their respective covenants and obligations under this Agreement; and

         (d) Buyer's acquisition and ownership of the Shares and exercise of control over the Company.

         "CONTRACT" means any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

         "DAMAGES" shall have the meaning set forth in Section 6.2.

         "DEFECTIVE ELECTION EVENT" shall have the meaning set forth in Section 6.11(a).

         "DEFERRED COMPENSATION AGREEMENTS" means the Deferred Compensation Agreements between the Company and Robin E. Liebe and each of the Sellers, respectively.

         "DISCLOSURE LETTER" means the disclosure letter delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement.

         "DOD" means the United States Department of Defense or any branch or agency thereof.

         "EDO GROUP" means EDO Corporation and all members of the affiliated group of corporations (within the meaning of IRC Section 1504) of which EDO Corporation is the parent, and their respective successors and assigns.

         "EMPLOYMENT AND NON-COMPETITION AGREEMENTS" shall have the meaning set forth in Section 2.4(a)(iii).

         "ENCUMBRANCE" means any charge, claim, community property interest, condition, equitable interest, lien, mortgage, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership, excluding transfer restrictions arising under applicable federal or state securities laws.

         "ENVIRONMENT" means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

         "ENVIRONMENTAL, HEALTH, AND SAFETY LIABILITIES" means any cost, damages, expense, liability, obligation, or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law including fines, penalties, judgements, awards, settlements, investigative or inspection costs and financial responsibility for cleanup costs, corrective action, and other remedial or response action.

         "ENVIRONMENTAL LAW" means any Legal Requirement currently in effect that requires or relates to:

         (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

         (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

         (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

         (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

         (e)      protecting resources, species, or ecological amenities;

         (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

         (g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

         (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "ERISA AFFILIATE" shall have the meaning set forth in Section 3.13(a).

         "ESCROW AGENT" shall have the meaning set forth in Section 2.4(c).

         "ESCROW AGREEMENT" shall have the meaning set forth in Section 2.4(c).

         "FACILITIES" means any real property, leaseholds, or other interests currently or formerly owned or operated by the Company and any buildings, plants, structures, or equipment (including motor vehicles) currently or formerly owned, occupied or operated by the Company.

         "FINANCIAL STATEMENTS" shall have the meaning set forth in Section 3.4.

         "GAAP" means generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.4 (a) and (b) were prepared.

         "GOVERNMENTAL AUTHORIZATION" means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

         "GOVERNMENTAL BODY" means any:

         (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

         (b) federal, state, local, municipal, foreign, or other government;

         (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

         (d)      multi-national organization or body; or

         (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

         "GOVERNMENT CONTRACT" means a Contract, bid or proposal between the Company and the DOD or any other Governmental Body, including any facilities contract for the use of government-owned facilities.

         "GOVERNMENT SUBCONTRACT" means a Contract, bid or proposal that is a subcontract between the Company and any third party relating to a prime contract with the DOD or any other Governmental Body.

         "HAZARDOUS ACTIVITY" means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Company.

         "HAZARDOUS MATERIALS" means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

         "INDEMNIFIED PERSONS" shall have the meaning set forth in Section 6.2.

         "INDEMNITEE" shall have the meaning set forth is Section 6.11(a).

         "INDEMNITY PAYMENT" shall have the meaning set forth is Section
6.11(b).

         "INTELLECTUAL PROPERTY ASSETS" shall have the meaning set forth in
Section 3.22(a).

         "IRC" means the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

         "IRS" means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

         "KNOWLEDGE" means with respect to an individual that such individual will be deemed to have "Knowledge" of a particular fact or other matter if:

         (a) such individual is actually aware of such fact or other matter; or

         (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

         A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, employee, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

         "LEGAL REQUIREMENT" means any applicable federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

         "MATERIAL ADVERSE EFFECT" means a material adverse effect on the properties, assets, business and financial condition of the Company taken as a whole, provided however, that the following shall be deemed not to constitute a Material Adverse Effect: (i) any adverse consequences arising from the failure of the Company to qualify as a "small business" as a result of the Contemplated Transactions; (ii) changes in the economy generally; (iii) the payment of fees and expenses (including legal, accounting, investment banking and other fees and expenses) incurred in connection with the Contemplated Transactions and reflected in the Closing Financial Statements; (iv) the payment of any amounts due, or the provision of any other benefits, to any officers or employees under agreements or employee benefit plans in place on the date of this

Agreement as set forth in the Disclosure Letter; or (ii) any change in GAAP or applicable Legal Requirements.

         "NET BOOK VALUE" means (i) total assets of the Company minus (ii) total liabilities of the Company each as determined in accordance with GAAP.

         "OCCUPATIONAL SAFETY AND HEALTH LAW" shall mean any Legal Requirement currently in effect designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

         "ORDER" means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

         "ORDINARY COURSE OF BUSINESS" means with respect to a Person that an action taken by such Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

         (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

         (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and

         (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

         "ORGANIZATIONAL DOCUMENTS" means the articles or certificate of incorporation and the bylaws of a corporation, and any amendment to either of the foregoing.

         "PERMITTED LIENS" shall have the meaning set forth in Section 3.6.

         "PERSON" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

         "PLANS" shall have the meaning set forth in Section 3.13(a).

         "PROCEEDING" means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

         "RELATED PERSON" means with respect to a particular individual:

         (a)      each other member of such individual's Family;

         (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

         (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

         (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

         With respect to a specified Person other than an individual:

         (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

         (b)      any Person that holds a Material Interest in such specified
                  Person;

         (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

         (d)      any Person in which such specified Person holds a Material
                  Interest;

         (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

         (f) any Related Person of any individual described in clause (b) or (c).

         For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse and former spouses,
(iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing more than 10% of the outstanding voting power of a Person or equity securities or other equity interests representing more than 10% of the outstanding equity securities or equity interests in a Person.

         "RELEASE" means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

         "REPRESENTATIVE" means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

         "SECTION 338(h)(10) ELECTION" shall have the meaning set forth in
Section 5.2.

         "SECURITIES ACT" means the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant thereto or any successor law.

         "SELLERS" shall have the meaning set forth in the first paragraph of this Agreement.

         "SELLERS' BROKER" shall have the meaning set forth in Section 3.26.

         "SELLERS' RELEASES" shall have the meaning set forth in Section 2.4(a)(ii).

         "SELLERS' REPRESENTATIVE" shall have the meaning set forth in Section 7.12.

         "SHARES" shall have the meaning set forth in the Recitals of this Agreement.

         "SOLE FORMER SHAREHOLDER" shall mean Peter M. Collins.

         "TAX" means any tax (including, without limitation, any income tax, capital gains tax, value-added tax, sales tax, use tax, gift tax, franchise tax, transfer tax, ad valorem tax, excise tax, payroll tax or estate tax), levy, duty, assessment, deficiency, withholding or other fee and any related charge or amount (including any fine, penalty, interest or addition to tax) imposed, assessed or collected by or under the authority of any Governmental Body or payable pursuant to any tax- sharing agreement or other Contract relating thereto.

         "TAX LOSS" shall have the meaning set forth in Section 6.11(b).

         "TAX RETURN" means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

         "THREAT OF RELEASE" means a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

         "WAIVER" shall have the meaning set forth in Section 7.3(c).

2.       SALE AND TRANSFER OF SHARES; CLOSING

         2.1 SHARES. Subject to the terms and conditions of this Agreement, at the Closing, Sellers will sell and transfer the Shares to Buyer free and clear of all Encumbrances, and Buyer will purchase the Shares from Sellers.

         2.2 PURCHASE PRICE. The purchase price (the "Purchase Price") for the Shares will be $28,500,000 reduced or increased by the Adjustment Amount as set forth in Sections 2.5 and 2.6.

         2.3 CLOSING. The purchase and sale (the "Closing") provided for in this Agreement will take place simultaneously with the execution and delivery of this Agreement at the offices of Buyer's counsel at One Canterbury Green, Stamford, Connecticut 06901.

         2.4      CLOSING OBLIGATIONS. At the Closing:

         (a) Sellers will deliver to Buyer:

                  (i) certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers), for transfer to Buyer in form and substance satisfactory to Buyer;

                  (ii) releases in the form of Exhibit 2.4(a)(ii) attached hereto executed by each of the Sellers (collectively, "Sellers' Releases");

                  (iii) employment and non-competition agreements in the form of Exhibit 2.4(a)(iii) attached hereto, executed by, John J. Cooke and John C. Vollmer (collectively, "Employment and Non-Competition Agreements");

                  (iv) a consulting and non-competition agreement in the form of Exhibit 2.4(a)(iv) attached hereto, executed by Michael G. Doty (the "Consulting and Non-Competition Agreement");

                  (v) releases in the form of Exhibit 2.4(a)(v) attached hereto executed by Robin E. Liebe and each of the Sellers, respectively, with the regard to any rights or claims under the Deferred Compensation Agreements;

                  (vi) a receipt and release in the form of Exhibit 2.4(a)(vi) attached hereto executed by the Sole Former Shareholder;

                  (vii) an opinion of Fried, Frank, Harris, Shriver & Jacobson, dated the Closing Date, in the form of Exhibit 2.4(a)(vii) attached hereto;

                  (viii) executed resignations, effective as of the Closing Date of each officer and director of the Company;

                  (ix)     the Disclosure Letter executed by Sellers;

                  (x) copies of all notices and Consents required pursuant to Section 3.2(b) of the Agreement and that have been obtained prior to Closing;

                  (xi) all books of account, minute books, stock record books, and other records of the Company then in the possession of Sellers or their Representatives;

                  (xii) copies of the Company's Organizational Documents, certified by a Secretary or Assistant Secretary of the Company to be true, correct, complete and in full force and effect and unmodified as of the Closing Date; a complete list of the officers and directors of the Company, certified by a Secretary or Assistant Secretary of the Company to be true and correct as of the Closing Date; a long form certificate of good standing from the Secretary of

State of the State of Delaware showing all documents filed in such office with regard to the Company; tax clearance certificates and good standing certificates from the Secretary of the State Corporation Commission of the Commonwealth of Virginia and the Secretary of State of the States of California, Hawaii and South Carolina; copies of resolutions adopted by the Board of Directors of the Company with respect to the Contemplated Transactions, certified by a Secretary or Assistant Secretary of the Company to be true, correct, complete and in full force and effect and unmodified as of the Closing Date; and

                  (xiii) such other certificates, agreements and other documents as the Buyer may reasonably request.

         (b) Buyer will deliver:

                  (i) to Sellers, the aggregate sum of $22,650,000, by wire transfer in immediately available funds of the amount and to the account set forth opposite the name of each Seller on Schedule 2.4(b)(i) attached hereto;

                  (ii) to the Escrow Agent, the sum of $5,850,000 to the Escrow Agent, subject to the requirements of the Escrow Agreement, by bank cashier's or certified check or wire transfer to an account specified by the Escrow Agent;

                  (iii) an opinion of Day, Berry & Howard LLP, dated the Closing Date, in the form of Exhibit 2.4(b)(iii) attached hereto, addressing the due authorization of the Agreement by, and the enforceability of the Agreement against, Buyer; and

                  (iv) the Employment and Non-Competition Agreements and the Consulting and Non-Competition Agreement, each executed by the Company.

         (c) Buyer and Sellers will enter into an escrow agreement in the form of Exhibit 2.4(c) attached hereto (the "Escrow Agreement") with Branch Banking and Trust Company of Virginia (the "Escrow Agent").

         (d) Buyer will pay in full the amounts owed to Branch Banking and Trust Company of Virginia in accordance with Section 2.7(c).

         (e) All of the transactions to be concluded at the Closing shall be deemed concluded simultaneously. Unless waived, no transaction or delivery shall be deemed finally concluded unless and until all such transactions are concluded.

         (f) Buyer's delivery of the funds via wire transfer in the amounts and to the accounts specified in Section 2.4(b) shall, to the extent of the funds so delivered and subject to the terms of the Escrow Agreement, fully and finally discharge the obligation of Buyer with regard to the payment to Sellers of the Purchase Price.

         (g) Buyer and Sellers will deliver the completed and signed Form 8023 pursuant to the requirements of Section 5.2.

         2.5 ADJUSTMENT AMOUNT. The Adjustment Amount (which may be a positive or negative number) will be equal to (a) the Net Book Value of the Company as of the Closing Date determined in accordance with Section 2.6 and GAAP, minus (b) Net Book Value as shown on the December 31, 2001 Balance Sheet.

         2.6      ADJUSTMENT PROCEDURE.

         (a) Sellers will prepare or cause to be prepared, on a basis consistent with the customary method used in the preparation of the Company's month end financial statements, unaudited consolidated financial statements ("Closing Financial Statements") of the Company as of the Closing Date in accordance with GAAP applied on a consistent basis for the period from January 1, 2002 through the Closing Date, including a computation of Net Book Value as of the Closing Date. The fees and expenses of Sellers (including the fees and expenses of Sellers' counsel, accountants, brokers, investment bankers, financial advisors, representatives and other agents), to the extent paid or to be paid by Company as permitted hereunder, shall be reflected either as a reduction in cash or as a liability in the Closing Financial Statements, and no fees or expenses of Sellers shall be paid by the Company after the Closing that are not reflected as liabilities on the Closing Financial Statements. Sellers will deliver to Buyer within thirty days after the Closing Date (i) consolidated financial statements for the most recently completed fiscal year ending December 31, 2002 in an SEC reporting format together with an unqualified audit opinion of the Sellers' accountants that the statements present fairly the financial condition and the results of operations, changes in stockholders' equity and cash flows of the Company for the period and have been prepared in accordance with GAAP applied on a consistent basis (the "2002 Audited Financial Statements"), and (ii) the Closing Financial Statements, which financial statements will fairly present and reflect the financial condition and the results of operations, changes in stockholders' equity, and cash flows of the Company for the period then ended and will have been prepared in accordance with GAAP applied on a consistent basis. If within thirty days following Buyer's receipt of the Closing Financial Statements, Buyer has not given Sellers notice of its objection to the Closing Financial Statements (such notice must contain a statement of the basis of Buyer's objection), then the Net Book Value reflected in the Closing Financial Statements will be used in computing the Adjustment Amount. If Buyer gives such notice of objection and Buyer and the Sellers cannot agree with regard to such objection within 14 days thereafter, then the issues in dispute will be submitted to nationally recognized certified public accountants mutually agreed upon by the parties (which have not been engaged by either party or their respective subsidiaries or affiliates for at least two years prior to the date of delivery to Buyer of the Closing Financial Statements) (the "Independent Accountants"), for resolution. If issues in dispute are submitted to the Independent Accountants for resolution, (i) within 15 business days after request, each party will furnish to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party (or its independent public accountants), and will be afforded the opportunity to present to and discuss with the Independent Accountants any material relating to the dispute prior to the Independent Accountants' determination; (ii) the determination by the Independent Accountants, as set forth in a notice delivered to Buyer and the Sellers by the Independent Accountants, will be binding and conclusive on parties in the absence of manifest error; and (iii) the fees and disbursements of the Independent Accountants shall be allocated between Buyer and Sellers so that Buyer's share of such fees and disbursements shall be in the same proportion that the aggregate amount of the Adjustment Amount based on the disputed Closing Financial Statements that is unsuccessfully disputed by Buyer (as finally determined by the Independent Accountants) bears to the total amount of such Adjustment Amount.

         (b) On the tenth business day following the final determination of the Adjustment Amount, if the Purchase Price (after consideration of the Adjustment Amount) is greater than the aggregate of the payments made pursuant to Sections 2.4(b)(i) and 2.4(b)(ii), Buyer will pay the difference to Sellers, and if the Purchase Price (after consideration of the Adjustment Amount) is less than such aggregate amount, Sellers will pay the difference to Buyer. All payments will be made together with simple interest at a rate equal to the rate on U.S. Treasury Bills with a maturity of three months, as reported in the Wall Street Journal for the Closing Date, beginning on the Closing Date and ending on the date of payment. Payments shall be made in immediately available funds. The Purchase Price shall be the Purchase Price as adjusted by the Adjustment Amount. Payments to Sellers shall be made in the manner and shall be allocated in the proportions set forth in Section 2.4(b)(i). Payments to Buyer shall be made by wire transfer to such bank account as Buyer will specify. Any good faith dispute in the calculation of the Adjustment Amount will not constitute a breach of any of the representations or warranties of either Buyer or Sellers hereunder and will not give either party any right to indemnification hereunder. Within thirty business days of Buyer's receipt from Sellers of an invoice from the Company's accountants, Buyer shall pay an additional amount to Sellers equal to the incremental cost required by the Company's accountants to prepare the 2002 Audited Financial Statements in accordance with SEC requirements.

         2.7      CERTAIN PAYMENTS.

         (a) On or prior to the Closing Date, Sellers shall cause the Company to pay in full any and all amounts payable under the Deferred Compensation Agreements as a result of the Contemplated Transactions and to terminate the Deferred Compensation Agreements in accordance with the requirements of each Deferred Compensation Agreement. The termination of the Deferred Compensation Agreements shall cause a reduction in the net assets of the Company for purposes of determining Net Asset Value to the extent that the payments made with respect to the termination of such agreements exceed the amount of deferred compensation shown on the December 31, 2001 Balance Sheet of the Company with respect to such Deferred Compensation Agreements.

         (b) On or prior to the Closing Date, Sellers shall cause the Company to pay, all amounts then outstanding (including principal, accrued interest, fees and other charges) under that certain Subordinated Promissory Note, dated as of December 22, 2000, issued by the Company in favor of the Sole Former Shareholder, and all other amounts payable by the Company to the Sole Former Shareholder, as set forth on Schedule 2.7(b) attached hereto.

         (c) On the Closing Date, Buyer will pay on behalf of the Company, or cause the Company to pay, all amounts then outstanding (including principal, accrued interest, fees and other charges) under (i) that certain Business Loan and Security Agreement, dated as of December 22, 2000, by and between the Company, as borrower, and Branch Banking and Trust Company of Virginia, as lender, (ii) that certain Mortgage Loan by and between the Company, as borrower, and Branch Banking and Trust Company of Virginia, as lender, and (iii) that certain

Equipment Term Loan by and between the Company, as borrower, and Branch Banking and Trust Company of Virginia, as lender, as set forth on Schedule 2.7(c) attached hereto.

         2.8 WAIVER OF RIGHT OF FIRST REFUSAL. The Company's Certificate of Incorporation limits the Sellers' ability to sell or transfer the Shares in that the Company and all of the Sellers have a right of first refusal to purchase the Shares if any Seller offers to sell such Shares to a third party. The Sellers hereby waive their respective rights of first refusal with respect to the Contemplated Transactions.

3.       REPRESENTATIONS AND WARRANTIES OF SELLERS

         Sellers represent and warrant to Buyer as follows:

         3.1 ORGANIZATION AND GOOD STANDING. Section 3.1(a) of the Disclosure Letter contains a complete and accurate list of the Company's jurisdiction of incorporation and other jurisdictions in which it is authorized to do business. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect. Sellers have delivered to Buyer copies of the Organizational Documents of the Company, as currently in effect. The Company has no subsidiaries.

         3.2      AUTHORITY; NO CONFLICT.

         (a) This Agreement constitutes the legal, valid, and binding obligation of Sellers, enforceable against Sellers in accordance with its terms. Upon the execution and delivery by each Seller, as applicable, of the Ancillary Agreements to which such Seller is a party, such Seller's endorsement of the certificates evidencing the Shares owned by such Seller (or the executed stock power accompanying such certificates), and each other agreement, certificate or document executed by or on behalf of such Seller and delivered to Buyer pursuant to this Agreement (collectively, the "Sellers' Closing Documents"), and assuming the due authorization, execution and delivery thereof by the other parties thereto, the Sellers' Closing Documents to which such Seller is a party will constitute the legal, valid, and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms. Each Seller has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Sellers' Closing Documents to which he is a party and to perform his obligations hereunder and thereunder.

         (b) Except as set forth in Section 3.2(b) of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                  (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company, or (B) any resolution adopted by the board of directors or the stockholders of the Company;

                  (ii) contravene, conflict with, or result in a violation of any Legal Requirement or any Order to which the Company or any Seller, or any of the assets owned or used by the Company, may be subject, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief thereunder;

                  (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

                  (iv) other than as contemplated by Section 6.11(d), cause Buyer or the Company to become subject to, or to become liable for the payment of, any Tax;

                  (v) cause any of the assets owned by the Company to be reassessed or revalued by any taxing authority or other Governmental Body;

                  (vi) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

                  (vii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company.

         Except as set forth in Section 3.2(b) of the Disclosure Letter, neither the Sellers nor the Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

         3.3      CAPITALIZATION.

         (a) The authorized capital stock of the Company consist of 3,000 shares of common stock, no par value per share, of which 500 shares are issued and outstanding and constitute the Shares. Sellers are the record and beneficial owners and holders of the Shares, free and clear of all Encumbrances other than Permitted Liens. On the Closing Date, the Sellers will be the record and beneficial owners and holders of the Shares, free and clear of all Encumbrances, other than those which are to be released at Closing. The Shares constitute all of the issued and outstanding equity securities of the Company and each Seller is the sole record and beneficial owner of that portion of the Shares set forth after his name on Section 3.3(a) to the Disclosure Letter as evidenced by the share certificates identified by number as set forth in said Section 3.3(a). All of the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Neither the issue nor sale of any equity securities of the Company violated the pre-emptive rights of any Person. Except as set forth in Section 3.3 of the

Disclosure Letter, no Person has owned or held any equity securities of the Company at anytime prior to the date hereof, other than the Sellers and the Sole Former Shareholder. All of the Shares heretofore owned by Sellers have been, or shall be at the Closing, duly endorsed for transfer to Buyer or are, or shall be at the Closing, accompanied by duly executed stock powers.

         (b) Sellers are not party to any voting trust, proxy or other agreements or understandings with respect to the voting of any of the Shares.
Section 3.3(b) of the Disclosure Letter contains a complete and accurate list, and the Seller has heretofore delivered or made available to Buyer a true and complete copy of, each power of attorney that is currently effective and outstanding granted by the Seller with respect to any of the Shares. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Company. None of the outstanding equity securities or other securities of the Company was issued in violation of the Securities Act or any other Legal Requirement. The Company neither owns, nor has any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business. All dividends and distributions by the Company have been made in compliance with the Organizational Documents of the Company and all Legal Requirements.

         3.4 FINANCIAL STATEMENTS. Sellers have delivered to Buyer: (a) audited balance sheets of the Company as of December 31 in each of the years 1999, 2000 and 2001, and the related audited statements of income, changes in stockholders' equity, and cash flow for each of the fiscal years then ended, together with the related notes and unqualified report thereon of Aronson & Company, independent certified public accountants, and (b) an unaudited balance sheet of the Company as at December 31, 2002 (including the notes thereto, the "Balance Sheet"), and the related consolidated statements of income, changes in stockholders' equity, and cash flow for the year then ended. Such financial statements and notes fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of the Company as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP applied on a consistent basis. The audited and unaudited financial statements described in this Section 3.4 are collectively referred to as the "Financial Statements". The unaudited financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the Company's financial condition at December 31, 2002 and the results of its operations for the year then ended. No financial statements of any Person other than the Company are required by GAAP to be included in the consolidated financial statements of the Company.

         3.5 BOOKS AND RECORDS. The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Securities Exchange Act of 1934, as amended (regardless of whether or not the Company is subject to that Section), including the maintenance of an adequate system of internal controls. The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of the Company, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

         3.6 TITLE TO PROPERTIES; ENCUMBRANCES. Section 3.6 of the Disclosure Letter contains a complete and accurate list of all real property, leaseholds, or other interests therein owned by the Company. Sellers have delivered or made available to Buyer copies of the deeds and other instruments (as recorded) by which the Company acquired such real property and interests, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of Sellers or the Company and relating to such property or interests. The Company owns (with good and marketable title in the case of real property, subject only to Permitted Liens) all of the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that they purport to own located in the facilities owned or operated by the Company or reflected as owned in the books and records of the Company, including all of the properties and assets reflected in the Financial Statements (except for assets held under capitalized leases disclosed or not required to be disclosed in
Section 3.6 of the Disclosure Letter and personal property sold since the date of the Balance Sheet, as the case may be, in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by the Company since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business and consistent with past practice), which subsequently purchased or acquired properties and assets (other than inventory and short-term investments) are listed in Section 3.6 of the Disclosure Letter. All material properties and assets reflected in the Financial Statements are free and clear of all Encumbrances except for Permitted Liens and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets, (a) mortgages or security interests shown on the Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired and the proceeds derived therefrom), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (c) liens for current taxes not yet due and payable, (d) with respect to real property, (i) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of the Company, (ii) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto, and (iii) those liens listed as exceptions to the title policies, and (e) those liens listed in
Section 3.6 of the Disclosure Letter (the liens in subclauses (a) through (e) are collectively referred to herein as the "Permitted Liens"). All buildings, plants, and structures owned by the Company lie wholly within the boundaries of the real property owned by the Company and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

         3.7 CONDITION AND SUFFICIENCY OF ASSETS. The buildings, plants, offices, structures, and equipment owned by the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, offices, structures, or equipment owned by the Company is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. To Sellers' Knowledge, the building, plants, offices, structures, and equipment owned or leased by the Company are sufficient for the continued conduct of the Company's businesses after the Closing in substantially the same manner as conducted prior to the Closing.

         3.8 ACCOUNTS RECEIVABLE. All accounts receivable of the Company that are reflected on the Financial Statements or on the accounting records of the Company as of the Closing Date (collectively, the "Accounts Receivable") represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. The Accounts Receivable are current and collectible net of the respective reserves shown on the Financial Statements or on the accounting records of the Company as of the Closing Date (which reserves are adequate and calculated consistent with past practice and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within one hundred and twenty days after the day on which it first becomes due and payable (not including any amounts not yet due under fixed price contracts and retainages not yet due for payment under Government Contracts). There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.
Section 3.8 of the Disclosure Letter contains a complete and accurate list of all Accounts Receivable as of the date of the Balance Sheet, which list sets forth the aging of such Accounts Receivable.

         3.9      INVENTORY. The Company has no inventory.

         3.10     NO UNDISCLOSED LIABILITIES. Except as set forth in Section
3.10 of the Disclosure Letter, the Company has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for (i) liabilities or obligations reflected or reserved against in the Balance Sheet, (ii) liabilities or obligations arising in the Ordinary Course of Business under Contracts described in the Disclosure Letter and (iii) current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.

         3.11     TAXES.

         (a) The Company has filed or caused to be filed (on a timely basis since its inception) all Tax Returns that are or were required to be filed by or with respect to the Company, pursuant to applicable Legal Requirements. Sellers have delivered to Buyer copies of, and Section 3.11(a) of the Disclosure Letter contains a complete and accurate list of, all such Tax Returns relating to income or franchise taxes filed since the Company's inception. The Company has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Sellers or the Company, except such Taxes, if any, as are listed in Section 3.11(a) of the Disclosure Letter and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Financial Statements. No notice has been received by the Company and, to Sellers' Knowledge, no claim has ever been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it may be subject to Taxes in that jurisdiction. Except as described in Section 3.11 of the Disclosure Letter, the Company is not a partner in any partnership and is not a party to any joint ventures. Except as set forth in Section 3.11 of the Disclosure Letter, the Company has not requested or received any legal or accounting opinions relating to the Company's position on any Tax Return. Except as set forth in Section 3.11 of the Disclosure Letter, the Company has not requested or received a revenue ruling, private letter ruling, or similar or related correspondence from the IRS.

         (b) The United States federal and state income Tax Returns of the Company subject to such Taxes have been audited by the IRS or relevant state tax authorities or are closed by the applicable statute of limitations for all taxable years through 1998. Section 3.11(b) of the Disclosure Letter contains a complete and accurate list of all audits of all such Tax Returns of the Company, including a reasonably detailed description of the nature and outcome of each audit and a schedule of all pending audits and contests of liability for Taxes. All deficiencies proposed, assessed or determined as a result of such audits have been paid, reserved against, settled, or, as described in Section 3.11(b) of the Disclosure Letter, are being contested in good faith by appropriate proceedings. Section 3.11(b) of the Disclosure Letter describes all adjustments to the United States federal income Tax Returns filed by the Company for all taxable years since inception, and the resulting deficiencies proposed by the IRS. Except as described in Section 3.11(b) of the Disclosure Letter, neither the Sellers nor the Company has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the Company or for which the Company may be liable.

         (c) The charges, accruals, and reserves with respect to Taxes on the respective books of the Company are adequate (determined in accordance with GAAP) and are at least equal to the Company's liability for Taxes. There exists no proposed tax assessment against the Company except as disclosed in the Financial Statements or in Section 3.11(c) of the Disclosure Letter. No consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by the Company.

         (d) All Taxes that the Company is or was required by Legal Requirements to withhold or collect has been duly withheld or collected and, to the extent required, has been paid to the proper Governmental Body or other Person, including, but not limited to, amounts paid to any employee or any foreign person or entity, and any back-up withholding required under IRC Section 3406.

         (e) All Tax Returns filed by the Company are true, correct, and complete. There is no tax sharing agreement, including any agreement for indemnification, that will require any payment by the Company after the date of this Agreement. The Company has been a validly electing S corporation within the meaning of IRC Sections 1361 and 1362 at all times since January 1, 2001, and the Company will be an S corporation up to and including the Closing.

         (f) Section 3.11(f) of the Disclosure Letter lists those states in which the Company has made valid state tax elections to be treated as an S corporation or comparable pass-through entity and lists those states in which the Company is not treated as a pass-through entity for state tax purposes.

         (g) The Company has not in the past 10 years (i) acquired assets from another corporation in a transaction in which the Company's Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation which is a qualified subchapter S subsidiary.

         (h) The Company is not party to any agreement, contract or arrangement that has resulted or would result in the payment of any "excess parachute payment" within the meaning of IRC Section 280G.

         (i) To the Sellers' Knowledge, the Company has not participated, directly or indirectly, in any transaction that would constitute a reportable transaction or listed transaction both as defined in Temp. Reg. 1.6011-4T, or in any transaction that is a tax shelter within the meaning of IRC Section 6662(d)(2)(C)(iii).

         3.12 NO MATERIAL ADVERSE CHANGE. Since the date of the Balance Sheet, there has not been (i) any change in the business, operations, properties, assets, condition or, to the Sellers' Knowledge, prospects of the Company, and (ii) no event has occurred or circumstance exists that could reasonably be expected to result in a Material Adverse Effect.

         3.13     EMPLOYEE BENEFITS.

         (a) Section 3.13(a) of the Disclosure Letter sets forth a true and complete list of each employee benefit plan (within the meaning of Section 3(3) of ERISA), arrangement or agreement that is maintained or contributed to as of the date of this Agreement, or that has within the last six years been maintained or contributed to, by the Company or any other entity which together with the Company would be deemed a "single employer" within the meaning of
Section 4001 of ERISA or IRC Sections 414(b), (c), (m) or (o) (an "ERISA Affiliate") or under which the Company or any ERISA Affiliate has any liability (collectively, the "Plans").

         (b) The Company has heretofore delivered or made available to Buyer true, correct and complete copies of each of the Plans and all related documents, including but not limited to (i) the most recent determination letter from the IRS (if applicable) for such Plan, (ii) any current summary plan description and any summaries of material modification, (iii) all annual reports (Form 5500 series) for each Plan filed for the preceding three plan years, (iv) all agreements with fiduciaries and service providers relating to the Plan, and
(v) all substantive correspondence relating to any such Plan addressed to or received from the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental agency.

         (c) Except as set forth at Section 3.13(c) of the Disclosure Letter,
(i) each of the Plans has been operated and administered in all material respects in compliance with applicable Legal Requirements, including but not limited to ERISA and the IRC, (ii) each of the Plans intended to be "qualified" within the meaning of Section 401(a) of the IRC is so qualified, (iii) no Plan is subject to Title IV of ERISA, (iv) no Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of the Company beyond their retirement or other termination of service, other than (w) coverage mandated by applicable Legal Requirements, (x) death benefits or retirement benefits under a Plan that is an "employee pension plan," as that term is defined in Section 3(2) of ERISA,
(y) deferred compensation benefits under a Plan that are accrued as liabilities on the books of the Company, or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) all Plans (other than Plans providing for the payment of benefits from the general assets of the Company) could be terminated as of the Closing Date without material liability,
(vi) no Plan is a "multiemployer plan" (as such term is defined in Section 3(37) of

ERISA), (vii) all contributions or other amounts payable by the Company as of the Closing Date with respect to each Plan and all other liabilities of each such entity with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting practices and Section 412 of the IRC, (vii) the Company has not engaged in a transaction in connection with which the Company is subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the IRC, (ix) to the Knowledge of Sellers, there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto, (x) no Plan, program, agreement or other arrangement, either individually or collectively, provides for any payment by the Company that would not be deductible under IRC Sections 162(a)(1), 162(m) or 404, and
(xi) no Plan has experienced a "reportable event" (as such term is defined in Section 4043(c) of ERISA) that is not subject to an administrative or statutory waiver from the reporting requirement.

         (d) Except as set forth at Section 3.13(d) of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (i) restrict or prohibit the Company from amending any Plan, (ii) result in any material payment (including, without limitation, severance, unemployment compensation, "excess parachute payment" (within the meaning of Section 280G of the IRC), forgiveness of indebtedness or otherwise) becoming due to any director, officer or employee of the Company under any Plan or otherwise,
(iii) materially increase any benefits otherwise payable under any Plan or (iv) result in any acceleration of the time of payment or vesting of any benefits under any Plan or otherwise.

         3.14     COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL
                  AUTHORIZATIONS.

         (a) Except as set forth in Section 3.14(a) of the Disclosure Letter:

                  (i) the Company is, and at all times since January 1, 1998 has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

                  (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

                  (iii) the Company has not received, at any time since January 1, 1998, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature and the Company is not subject to any liability or obligation with respect to any remedial action resulting from an event or notice which the Company received prior to January 1, 1998.

         (b) Section 3.14(b) of the Disclosure Letter contains a complete and accurate list of each material Governmental Authorization that is held by the Company or that otherwise relates to the business of, or to any of the assets owned or used by, the Company. Each Governmental Authorization listed or required to be listed in Section 3.14(b) of the Disclosure Letter is valid and in full force and effect. Except as set forth in Section 3.14(b) of the Disclosure Letter:

                  (i) the Company is, and at all times since January 1, 1998 has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Section 3.14(b) of the Disclosure Letter;

                  (ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Section 3.14(b) of the Disclosure Letter, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Section 3.14(b) of the Disclosure Letter;

                  (iii) the Company has not received, at any time since January 1, 1998, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

                  (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in
Section 3.14(b) of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

         The Governmental Authorizations listed in Section 3.14(b) of the Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate its business in the manner it currently conducts and operates such business and to permit the Company to own and use its assets in the manner in which it currently owns and uses such assets.

         3.15     LEGAL PROCEEDINGS; ORDERS.

         (a) Except as set forth in Section 3.15(a) of the Disclosure Letter, there is no pending Proceeding:

                  (i) that has been commenced by or against the Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Company; or

                  (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

         To the Knowledge of Sellers and the Company, (1) no such Proceeding has been threatened, and (2) no event has occurred or circumstance exists that could reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding. Sellers have delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in
Section 3.15(a) of the Disclosure Letter. The Proceedings listed in Section 3.15(a) of the Disclosure Letter will not have a material adverse effect on the business, operations, assets, condition or, to the Sellers' Knowledge, prospects of the Company.

         (b) Except as set forth in Section 3.15(b) of the Disclosure Letter:

                  (i) there is no Order to which the Company, or any of the assets owned or used by the Company, is subject;

                  (ii) Seller is not subject to any Order that relates to the business of, or any of the assets owned or used by, the Company; and

                  (iii) no officer, director, agent, or employee of the Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company.

         (c) Except as set forth in Section 3.15(c) of the Disclosure Letter:

                  (i) the Company is, and at all times since January 1, 1998 has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

                  (ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is subject; and

                  (iii) the Company has not received, at any time since January 1, 1998, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is or has been subject.

         3.16     ABSENCE OF CERTAIN CHANGES AND EVENTS. Except as set forth in
Section 3.16 of the Disclosure Letter, since the date of the Balance Sheet, the Company has conducted its business only in the Ordinary Course of Business and there has not been any:

         (a) change in the Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company; grant of any phantom or similar rights which give any Person any interest in any portion of the revenue or earnings of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

         (b) amendment to the Organizational Documents of the Company;

         (c) payment or increase by the Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

         (d) retirement, resignation, or other termination of the employment of any key employee nor any notice or notification regarding any intended retirement, resignation, or other termination of the employment of any key employee;

         (e) except as required by applicable Legal Requirements or to maintain qualification pursuant to the IRC, any adoption, amendment, renewal or termination of any Plan or any agreement, arrangement, plan or policy between the Company and one or more of its current or former directors, officers or employees, or any non-deductible contribution to any Plan;

         (f) damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition or, to the Sellers' Knowledge, prospects of the Company, taken as a whole;

         (g) entry into, termination of, or receipt of formal or informal notice or advice of termination of (i) any material license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to the Company of at least $100,000;

         (h) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

         (i) cancellation or waiver of any claims or rights with a value to the Company in excess of $100,000;

         (j) material change in the accounting methods used by the Company; or

         (k) agreement, whether oral or written and whether formal or informal, by the Company to do any of the foregoing.

         3.17     CONTRACTS; NO DEFAULTS.

         (a) Section 3.17(a) of the Disclosure Letter contains a complete and accurate list, including the parties to the contract and, with respect to the contracts disclosed pursuant to subsection (a)(i) below, the remaining contract ceiling and funded backlog of each such contract, and Sellers have delivered or made available to Buyer true and complete copies, of:

                  (i) each Applicable Contract that involves performance of services or delivery of goods or materials by the Company of an amount or value in excess of $100,000;

                  (ii) each Applicable Contract that involves performance of services or delivery of goods or materials to the Company of an amount or value in excess of $100,000;

                  (iii) each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts by the Company in excess of $50,000;

                  (iv) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $50,000 and with terms of less than one year);

                  (v) each licensing agreement or other Applicable Contract, other than licensing agreements with respect to commonly available software programs with a value, in the aggregate, of less than $50,000 under which the Company is the licensee, with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets.

                  (vi) each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;

                  (vii) each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

                  (viii) each Applicable Contract containing covenants that in any way purport to restrict the business activity of the Company or any Affiliate of the Company or limit the freedom of the Company or any Affiliate of the Company to engage in any line of business or to compete with any Person;

                  (ix) each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

                  (x) each power of attorney that is currently effective and outstanding;

                  (xi) each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Company to be responsible for consequential damages;

                  (xii) each Applicable Contract for capital expenditures in excess of $50,000;

                  (xiii) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Company; and

                  (xiv) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

         (b) Except as set forth in Section 3.17(b) of the Disclosure Letter:

                  (i) None of the Sellers (and no Related Person of Seller) has or may acquire any rights under or has or may become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, the Company; and

                  (ii) no officer, director, agent, employee, consultant, or contractor of the Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to
(A) engage in or continue any conduct, activity, or practice relating to the business of the Company, or (B) assign to the Company or to any other Person any rights to any invention, improvement, or discovery.

         (c) To Sellers' Knowledge, except as set forth in Section 3.17(c) of the Disclosure Letter, each Contract identified or required to be identified in
Section 3.17(a) of the Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms.

         (d) Except as set forth in Section 3.17(d) of the Disclosure Letter:

                  (i) the Company is, and at all times since the date of the respective Contract (including any Contracts which have been superseded by the present Contracts) (A) has been, in full compliance in all material respects with all applicable terms and requirements of each Contract under which the Company has or had any obligation or liability or by which the Company or any of the assets owned or used by the Company is or was bound, (B) has complied in all respects with all Legal Requirements pertaining to each Contract, and (C) any representations and certifications executed, acknowledged or set forth in or pertaining to each Contract were complete and correct in all material respects as of their effective date;

                  (ii) to Sellers' Knowledge, each other Person that has or had any obligation or liability under any Contract under which the Company has or had any rights is, and at all times since the inception of such contract has been, in full compliance with all material terms and requirements of such Contract;

                  (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) could reasonably be expected to contravene, conflict with, or result in a material violation or breach of, or give the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

                  (iv) the Company since the date of the respective Contract (including any Contracts which have been superseded by the present Contracts), has not given to or received from any other Person, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any material Contract.

         (e) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

         (f) The Contracts relating to the sale, design, manufacture, or provision of products or services by the Company have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement. To Sellers' Knowledge, all active delivery orders under all such Contracts can be completed at a profit, within the time specified therein, utilizing only personnel now employed by and (other than the purchase of inventory in the Ordinary Course of Business)assets now owned by the Company.

         (g) Except as set forth in Section 3.17(g) of the Disclosure Letter:

                  (i) (A) the Company has complied with all terms and conditions of each Government Contract or Government Subcontract in all material respects, (B) the Company has complied in all respects with all Legal Requirements or agreements pertaining to each Government Contract or Government Subcontract and (C) all representations and certifications executed, acknowledged or set forth in or pertaining to each Government Contract or Government Subcontract were complete and correct in all respects as of their effective date and the Company has complied in all respects with all such representations and certifications;

                  (ii) (A) neither the U.S. Government nor any prime contractor, subcontractor or other Person has notified the Company, either in writing or orally, that the Company has breached or violated any Legal Requirement, certification, representation, clause, provision or other requirement pertaining to any Government Contract or Government Subcontract, (B) no termination for convenience, termination for default, cure notice or show cause notice is currently in effect pertaining to any Government Contract or Government Subcontract, (C) no material cost incurred by the Company pertaining to any Government Contract or Government Subcontract has been questioned or challenged by representatives of the Administrative Contracting Officer or the Defense Contract Audit Agency, has been disallowed by the U.S. Government, or has been or now is, the subject of any investigation, and (D) no amount of money due to the Company, pertaining to any Government Contract or Government Subcontract has been withheld or set off nor has any claim been made to withhold or set off money, and the Company is entitled to all progress payments received with respect thereto;

                  (iii) (A) neither the Company nor any of its directors, officers or employees, or, to the Sellers' Knowledge, its consultants or agents is or during the past three years has been under administrative, civil or criminal investigation, indictment or information by any Governmental Body with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Subcontract, and (B) during the past five (5) years, the Company has not conducted or initiated any internal investigation or made a voluntary disclosure to any Governmental Body with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Subcontract;

                  (iv) there exist (A) no outstanding claims against the Company, either by any Governmental Body or by any prime contractor, subcontractor, vendor or other Person, arising under or relating to any Government Contract or Government Subcontract and (B) no material disputes between the Company and any Governmental Body under the Contract Disputes Act or any other federal statute or regulation or between the Company and any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Government Subcontract;

                  (v) the Company has no interest in any pending or potential claim against any Governmental Body or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Government Subcontract, and Section 3.17(g) of the Disclosure Letter lists each Government Contract or Government Subcontract which is currently under audit by any Governmental Body or any other person that is a party to such Government Contract or Government Subcontract; and

                  (vi) the Company has not been debarred or suspended from participation in the award of contracts with the DOD or any other Governmental Body (excluding for this purpose ineligibility to bid on certain contracts due to generally applicable bidding requirements), there exist no facts or circumstances that would warrant suspension or debarment or the finding of non-responsibility or ineligibility on the part of the Company, no payment has been made by the Company or by any Person on behalf of the Company in connection with any Governmental Contract or Governmental Subcontract in violation of applicable procurement Legal Requirements or in violation of, or requiring disclosure pursuant to, the Foreign Corrupt Practices Act, and the Company's cost accounting and procurement systems and the associated entries reflected in the Company's financial records with respect to the Government Contracts and Government Subcontracts are in compliance in all material respects with all Legal Requirements.

         3.18     INSURANCE.

         (a) Sellers have delivered, disclosed to or made available to Buyer:

                  (i) true and complete copies of all policies of insurance to which the Company is a party or under which the Company, or any director of the Company is covered;

                  (ii) true and complete copies of all pending applications for policies of insurance; and

                  (iii) any statement by the auditor of the Company's financial statements with regard to the adequacy of such entity's coverage or of the reserves for claims.

         (b) Section 3.18(b) of the Disclosure Letter describes:

                  (i) any self-insurance arrangement by or affecting the Company, including any reserves established thereunder;

                  (ii) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by the Company; and

                  (iii) all material obligations of the Company to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

         (c) Section 3.18(c) of the Disclosure Letter sets forth, by year, for the current policy year and each of the five preceding policy years:

                  (i)      a summary of the loss experience under each policy;

                  (ii) a statement describing each claim under an insurance policy for an amount in excess of $10,000, which sets forth:

                           (A) the name of the claimant;

                           (B) a description of the policy by insurer, type of insurance, and period of coverage; and

                           (C) the amount and a brief description of the claim; and

                  (iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

         (d) Except as set forth in Section 3.18(d) of the Disclosure Letter:

                  (i) All policies to which the Company is a party or that provide coverage to the Sellers, the Company, or any director or officer of the
Company:

                           (A) are valid, outstanding, and enforceable;

                           (B) are sufficient for compliance with all Legal Requirements and Contracts to which the Company is a party or by which it is bound;

                           (C) will continue in full force and effect following the consummation of the Contemplated Transactions; and

                           (D) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Company.

                  (ii) Neither the Seller nor the Company has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

                  (iii) The Company has paid all premiums due, and has otherwise performed all of its respective obligations, under each policy to which the Company is a party or that provides coverage to the Company or director thereof.

                  (iv) The Company has given notice to the insurer of all claims that may be insured thereby.

         3.19 ENVIRONMENTAL MATTERS. Except as set forth in Section 3.19 of the disclosure letter:

         (a) To Sellers' Knowledge, the Company is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law except where any such noncompliance, violation or liability would not have a Material Adverse Effect. None of the Sellers, either individually or collectively, has any basis to suspect, nor has any of them received, any actual or threatened Order, notice, citation, inquiry, warning or other communication that relates to: (i) Hazardous Activity; (ii) Hazardous Materials; (iii) any alleged, actual or potential violation or failure to comply with any Environmental Law; or (iv) any alleged, actual or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities, with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company has had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by the Company or any other Person for whose conduct it is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received. To Sellers' Knowledge, no other person for whose conduct the Company is or may be held responsible has received any such actual or threatened Order, notice, citation, inquiry, warning or other communication;

         (b) To Sellers' Knowledge, there are no pending or threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which the Company has or had an interest;

         (c) None of the Sellers has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held responsible, received any citation, directive, inquiry, notice, Order, summons, warning, or other communication from (i) any Governmental Body, including those administering or enforcing any Environmental Law, or (ii) the owner of any real property or other facility, that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which any Seller or the Company had an interest;

         (d) To Sellers' Knowledge, None of the Sellers, or any other Person for whose conduct they are or may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to the Facilities or with respect to any other properties and assets (whether real, personal, or mixed) in which the Company (or any predecessor), has or had an interest, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets except liabilities which will not result in a Material Adverse Effect;

         (e) To Sellers' Knowledge, there are no Hazardous Materials present on or in the Environment at the Facilities or at any geologically or hydrologically connected property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon except such Hazardous Materials, if any, the presence of which will not have a Material Adverse Effect. None of Sellers and the Company, nor any other Person for whose conduct they are or may be held responsible, or any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company has or had an interest except in full compliance with all applicable Environmental Laws;

         (f) To the Sellers' Knowledge, there has been no Release or Threat of Release, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which the Company has or had an interest, or any geologically or hydrologically connected property, whether by Sellers, the Company, or any other Person; and

         (g) The Company has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Sellers or the Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by Sellers, the Company, or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

         3.20     EMPLOYEES.

         (a) Section 3.20 of the Disclosure Letter contains a complete and accurate list of the following information for each employee or director of the Company, including each employee on leave of absence or layoff status: name; job title; current compensation paid or payable and any change in compensation since January 1999; vacation accrued; and service credited for purposes of vesting and eligibility to participate under the Company's Plans.

         (b) No officer or director and to Seller's Knowledge no employee of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee, officer or director and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his duties as an employee, officer or director of the Company, or
(ii) the ability of the Company to conduct its business, including any Proprietary Rights Agreement with Sellers or the Company by any such employee, officer or director. To Sellers' Knowledge, and with the exception of Michael G. Doty no director, officer, or other key employee of the Company intends to terminate his employment with the Company.

         (c) No former or current employees of the Company have executed written confidentiality and noncompete Contracts with the Company.

         (d) Except as set forth in Section 3.20(d) of the Disclosure Letter and subject to any applicable requirements under the Worker Adjustment and Retraining Notification Act (29 USCS Sections 2101 et seq.) or similar state laws, all employees of the Company are employed by the

Company on an "at will" basis and may be terminated at any time without notice or payment of consideration or penalty by the Company.

         3.21 LABOR RELATIONS; COMPLIANCE. The Company has not been a party to any collective bargaining or other labor Contract. With respect to any group or unit of employees of the Company, whether by division, department, employment site, pay code (such as hourly-paid or salaried), or job/work status code, (a) there has not been, there is not presently pending or existing, and to Sellers' Knowledge there is not threatened, (i) any strike, slowdown, picketing, work stoppage, or employee grievance process, (ii) any Proceeding against or affecting the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting the Company or its premises, or (iii) any application for certification of a collective bargaining agent; (b) no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute; and(c) there is no lockout of any employees by the Company, and no such action is contemplated by the Company. The Company has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. The Company is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

         3.22     INTELLECTUAL PROPERTY.

         (a) Intellectual Property Assets. The term "Intellectual Property Assets" includes:

                  (i) the name Darlington Inc., all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, "Marks");

                  (ii) all patents, patent applications, and inventions and discoveries that may be patentable (collectively, "Patents");

                  (iii) all copyrights in both published works and unpublished works (collectively, "Copyrights");

                  (iv) all web sites, web pages, internet addresses and internet domain names used by the Company (collectively, "Web Sites"); and

                  (v) all trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets"); owned, used, or licensed by the Company as licensee or licensor or used by the Company in the operation of the Company's business as it is currently conducted.

         (b) Agreements. Section 3.22(b) of the Disclosure Letter contains a complete and accurate list and summary description, including any royalties paid or received by the Company, of all material Contracts relating to the Intellectual Property Assets to which the Company is a party or by which the Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $10,000 under which the Company is the licensee. There are no outstanding and no threatened disputes or disagreements with respect to any such agreement. The Company has complied in all material respects with all license agreements or other Contracts relating to each software program used by the Company in connection with its business as currently conducted, and the Company has obtained the appropriate number of licenses for all computers and workstations on which such software is loaded or used.

         (c) Know-How Necessary for the Business.

                  (i) The Intellectual Property Assets are all those necessary for the operation of the Company's business as it is currently conducted. The Company is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims other than Permitted Liens, and has the right to use without payment to a third party all of the Intellectual Property Assets.

                  (ii) Section 3.22(c) of the Disclosure Letter contains a complete and accurate list of all former and current employees of the Company who have executed written Contracts with the Company that assign to the Company all rights to any inventions, improvements, discoveries, or information relating to the business of the Company. The form or forms of such Contracts are included in Section 3.22(c) of the Disclosure Letter. No employee of the Company has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than the Company.

         (d) Patents and Copyrights. The Company does not own or hold any Patents or Copyrights. None of the products manufactured and sold, nor any process or know-how used, by the Company infringes or is alleged to infringe any patent, copyright or other proprietary right of any other Person.

         (e) Trademarks. Section 3.22(e) of Disclosure Letter contains a complete and accurate list and summary description of all Marks. None of the Marks has been registered with the United States Patent and Trademark office. The Company is the owner of all right, title, and interest in and to each of the Marks, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims. No Mark is infringed or has been challenged or threatened in any way. None of the Marks used by the Company infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

         (f) Trade Secrets. The Company has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and have not been used, divulged, or appropriated either for the benefit of any Person (other than the Company) or to the detriment of the Company. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way that could have a Material Adverse Effect.

(g) Web Sites. Section 3.22(g) of the Disclosure Letter contains a complete and accurate list and summary description of all of the Company's Web Sites. The Company is the owner or registrant of all Web Sites, free and clear of all liens, security interests, charges, claims encumbrances or other adverse claims other than Permitted Liens, and no challenge or Proceeding has been commenced or to the Sellers' Knowledge threatened with respect to any of the Web Sites.

         3.23 CERTAIN PAYMENTS. Neither the Company nor any director, officer, agent, or employee of the Company, or, to Seller's Knowledge, any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Affiliate of the Company, or
(iv) in violation of any Legal Requirement, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

         3.24 DISCLOSURE. No representation or warranty of Sellers in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

         3.25 RELATIONSHIPS WITH RELATED PERSONS. No Seller or any Related Person of any Seller or of the Company has, or since the first day of the next to last completed fiscal year of the Company has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Company's business. No Seller nor any Related Person of any Seller has or may acquire any rights under, or has or may become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, the Company. No Seller or any Related Person of Sellers or of Company is, or since the first day of the next to last completed fiscal year of the Company has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Company, or (ii) engaged in competition with the Company with respect to any line of the products or services of the Company (a "Competing Business") in any market presently served by the Company. Except as set forth in Section 3.25 of the Disclosure Letter, no Seller or any Related Person of any Seller or of the Company is a party to any Contract with, or has any claim or right against, the Company.

         3.26 BROKERS OR FINDERS. Sellers and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement other than professional fees payable to Aronson Capital Advisors, LLC, the Sellers' sole broker with respect to this Agreement and the Contemplated Transactions ("Sellers' Broker"). Sellers are solely responsible for the payment of any and all amounts due to Sellers' Broker, and any and all outstanding amounts due to Sellers' Broker shall be paid by the Sellers at or immediately prior to the Closing.

         3.27 BUSINESS RELATIONSHIPS. Section 3.27 of the Disclosure Letter contains a complete and accurate list of each customer of the Company that accounted for more than three percent (3%) of the total revenues of the Company in each of the last three (3) fiscal years of the Company, and sets forth the total revenues derived from each such customer during each of such fiscal periods. Since the date of the Balance Sheet, the Company has not suffered any loss of employees or, suffered loss of good will or an adverse change in the relationship with any suppliers, customers, creditors, agents or others having business relationships with the Company that materially and adversely affects the business operations or, to Sellers' Knowledge, the prospects of the Company. Except as set forth in Section 3.27 of the Disclosure Letter, the Company has not been involved in any material controversy with any of its customers or suppliers. The Company has not been advised by any of its customers or suppliers that such customer or supplier was or is intending to terminate its relationship with the Company or would not continue to purchase supplies or services for future periods on account of any dissatisfaction with the Company's performance or due to the transactions contemplated hereby. All business placed by all employees or other agents of the Company has been placed in the name of the Company, and all fees and compensation on such business have been paid to and are the property of the Company.

4.       REPRESENTATIONS AND WARRANTIES OF BUYER.

         Buyer represents and warrants to Sellers as follows:

         4.1 ORGANIZATION AND GOOD STANDING. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of New York.

         4.2      AUTHORITY; NO CONFLICT.

         (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of any of the Ancillary Agreements to which it is a party, and assuming the due authorization, execution and delivery thereof by the other parties thereto, such Ancillary Agreements will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder.

         (b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions.

         (c) Except as set forth in Schedule 4.2(c), Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

         4.3 INVESTMENT INTENT. Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

         4.4 CERTAIN PROCEEDINGS. There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been threatened.

         4.5 BROKERS OR FINDERS. Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

         4.6 SUFFICIENT FUNDS. Buyer currently has, and on the Closing Date will have, sufficient available sources of capital to pay all amounts required to be paid hereunder.

5.       COVENANTS.

         5.1 FURTHER ASSURANCES. Sellers shall use commercially reasonable efforts to implement the provisions of this Agreement, and for such purpose Sellers, at the request of Buyer and at no cost to Sellers, at or after the Closing, shall, without further consideration, promptly execute and deliver, or cause to be executed and delivered, to Buyer such documents and other instruments in addition to those required by this Agreement, in form and substance satisfactory to Buyer, and take all such other actions, as Buyer may reasonably deem necessary or desirable to implement any provision of this Agreement and/or to further the Contemplated Transactions and obtain the benefit thereof for Buyer. Sellers will take no action to terminate or limit existing or prior coverages as applicable to the pre-closing activities of the Company or the Company's ability to make claims under those coverages. The Company and Sellers shall not revoke the Company's election to be taxed as an S corporation within the meaning of IRC Sections 1361 and 1362, nor shall the Company and Sellers take or allow any action to be taken that would result in the termination of the Company's status as a validly electing S corporation within the meaning of IRC Sections 1361 and 1362.

         5.2 TAX ELECTION. The Company and each Seller shall join with Buyer in making an election under IRC Section 338(h)(10) (and any applicable corresponding election under state, local and foreign tax law) with respect to the purchase and sale of the Shares hereunder (collectively, a "Section 338(h)(10) Election") and shall cooperate in filling-out and filing a Form 8023 pursuant to Section 2.4(g). Company and Sellers shall include any income, gain, loss, deduction, or other tax item resulting from the Section 338(h)(10) Election on their respective tax returns to the extent required by applicable law. Sellers shall also pay any Tax imposed on the Company attributable to the making of the Section 338(h)(10) Election, including (i) any Tax imposed under IRC Section 1374 and not taken into account in computing Net Book Value on the Closing Date, (ii) any Tax imposed under Regulation 1.338(h)(10)-1(d)(5), or
(iii) any state, local or foreign Tax imposed on the Company's gain and not taken into account in computing Net Book Value on the Closing Date, and Sellers shall indemnify Buyer and the Company in accordance with the provisions of
Section 6.11 of this Agreement against any Adverse Consequences or Tax Loss as a result of any failure on the part of Seller to join in making a Section 338(h)(10) Election or to pay any such Taxes.

         5.3 CONFIDENTIALITY AGREEMENT OF SELLERS. Each Seller acknowledges and agrees that all Confidential Information known or obtained by the Seller, whether before or after the date hereof, is the property, as appropriate, of the Company or the Buyer. Therefore, each Seller agrees that he will not, at any time, disclose or cause to be disclosed to any unauthorized Persons or use or cause to be used for his own account or for the benefit of any third party any Confidential Information, whether Seller has such information in Seller's memory or embodied in writing or other physical form or any computer readable format, without Buyer's written consent, unless and to the extent that the Confidential Information (i) is or becomes generally known to and available for use by the public other than as a result of Seller's fault or the fault of any other Person bound by a duty of confidentiality to Buyer or the Company or, (ii) becomes available to Seller on a non-confidential basis, from a source who is entitled to disclose such information without breach of confidentiality to the Company, other than the Company or any of its employees; or (iii) to the extent that disclosure is required by law (in which event Seller shall give Buyer as much notice of such disclosure as is practicable and permitted by law and shall cooperate with Buyer to obtain appropriate protective orders). Each Seller agrees to deliver to Buyer at the time of execution of this Agreement, and at any other time Buyer may request, all documents, memoranda, notes, plans, records, reports, summaries and other documentation, models, components, devices, or computer software, whether embodied in a disk or in other form (and all copies of all of the foregoing), relating to the businesses, operations, or affairs of the Company and any other Confidential Information that Seller may then possess or have under Seller's control. If Seller breaches the covenants set forth in this Section 5.3, each of Buyer and the Company, in addition to the right to recover Damages as provided in Section 6 and any other rights it may have, shall have the right to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of this Section 5.3, it being agreed that money damages alone would be inadequate to compensate the Buyer and the Company and would be an inadequate remedy for such breach.

         5.4 APPROVALS OF GOVERNMENTAL BODIES; CONSENTS. Buyer and Sellers will, and will cause each of their respective Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions and cooperate with each other with respect to all filings that are required by Legal Requirements to be made in connection with the Contemplated Transactions. Buyer will, and will cause each of its Related Persons to cooperate with Sellers in obtaining all consents identified in
Section 3.2 of the Disclosure Letter. Notwithstanding the foregoing, this Agreement will not require Buyer to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

         5.5 ACCOUNTS RECEIVABLE. Any Accounts Receivable shown on the Closing Financial Statements and collected by Buyer after the Closing for which Sellers have previously paid the Buyer (by way of indemnification payment or otherwise), will be paid over to Sellers by Buyer by the tenth day of the month following the month in which any such Accounts Receivable were collected. In the event that any Accounts Receivable are collected by Buyer after Closing and the amount of any such collected Account Receivable was not paid to Buyer but instead was previously counted against the Basket (as defined in Section 6.6(a) below), then the amount of the previous Basket allocation shall be credited by such collected Account Receivable and not be counted against the Basket in any determination of Damages counted against the Basket. Buyer agrees to use the same good faith efforts to collect uncollected Accounts Receivable of the Company following the Closing as it uses to collect its own; provided, however, that Buyer undertakes no obligation to commence litigation or to take extraordinary actions to collect such uncollected Accounts Receivable. Sellers agree that they will not attempt to contact any Accounts Receivable debtor or take any other steps to collect any uncollected Accounts Receivables of the Company following the Closing.

6.       INDEMNIFICATION; REMEDIES.

         6.1 SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE. Subject to Section 6.5 below, all representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter and any other certificate or document delivered pursuant to this Agreement will survive the Closing and for the period of time specified in Section 6.5 below. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted by Buyer with respect to, or any Knowledge acquired (or capable of being acquired) at any time by Buyer, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations. Any payment made by a Seller to Buyer pursuant to this Section 6 shall be deemed to the extent permitted by Applicable Law to be a reduction in the Purchase Price and shall not be deemed to be an item of income or expense, and all parties hereto agree to prepare their Tax Returns consistent therewith.

         6.2 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS. Sellers, jointly and severally, will indemnify and hold harmless Buyer, the Company, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), or expense (including reasonable costs of investigation and defense and reasonable attorneys' fees), whether or not involving a third-party claim, in each case net of associated tax benefits (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

         (a) any Breach of any representation or warranty made by Sellers in this Agreement (without giving effect to any supplement to the Disclosure Letter), the Disclosure Letter or any other certificate or document delivered by Sellers pursuant to this Agreement;

         (b) any Breach by any Seller of any covenant or obligation of such Seller in this Agreement or any other agreement or document delivered by such Seller pursuant to this Agreement;

         (c) any product shipped or manufactured by, or any services provided by, the Company prior to the Closing Date;

         (d) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Seller or the Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions, except to the extent such fees, commissions or payments are reflected as liabilities on the Closing Financial Statements;

         (e) any claim or right of the Sole Former Shareholder of the Company against the Company or Buyer or any of its securities or otherwise arising in connection with Contemplated Transactions; or

         (f) any claim that, at the time of the consummation Contemplated Transactions, any Person other than Sellers owns or holds, or has any right, title or interest in or to, any equity securities of the Company.

         Notwithstanding the foregoing, each Seller, severally, and not jointly, will indemnify and hold harmless the Indemnified Persons for, and will pay to the Indemnified Persons the amount of, any and all Damages, arising, directly or indirectly, from a Breach by such Seller of his representations and warranties in Section 3.3(a), and subject to Section 6.6, such Seller shall be liable for the entire amount of any Damages as a result of any such Breach of the representations and warranties in Section 3.3(a) by such Seller.

         6.3 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS--ENVIRONMENTAL MATTERS. Consistent with the provisions of Section 6.2, Sellers, jointly and severally, will indemnify and hold harmless Buyer and the other Indemnified Persons for, and will pay to Buyer, the Company, and the other Indemnified Persons the amount of, any Damages (including costs of cleanup, containment, or other remediation) arising, directly or indirectly, from or in connection with:

         (a) any Environmental, Health, and Safety Liabilities arising out of or relating to: (i) (A) the ownership, operation, or condition at any time on or prior to the Closing Date of the Facilities or any other properties and assets (whether real, personal, or mixed and whether tangible or intangible) in which Sellers or the Company has or had an interest, or (B) any Hazardous Materials or other contaminants that were present on the Facilities or such other properties and assets at any time on or prior to the Closing Date; or (ii) (A) any Hazardous Materials or other contaminants, wherever located, that were, or were allegedly, generated, transported, stored, treated, Released, or otherwise handled by Sellers or the Company or by any other Person for whose conduct they are or may be held responsible at any time on or prior to the Closing Date, or
(B) any Hazardous Activities that were, or were allegedly, conducted by Sellers or the Company or by any other Person for whose conduct they are or may be held responsible; or

         (b) any bodily injury (including illness, disability, and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real property), or other damage of or to any Person, including any employee or former employee of Sellers or the Company or any other Person for whose conduct they are or may be held responsible, in any way arising from or allegedly arising from any Hazardous Activity conducted or allegedly conducted with respect to the Facilities or the operation of the Company prior to the Closing Date, or from Hazardous Material that was (i) present or suspected to be present on or before the Closing Date on or at the Facilities (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from any of the Facilities and was present or suspected to be present on any of the Facilities on or prior to the Closing Date) or (ii) Released or allegedly Released by Sellers or the Company or any other Person for whose conduct they are or may be held responsible, at any time on or prior to the Closing Date.

         Buyer will be entitled to control any Cleanup, any related Proceeding, and, except as provided in the following sentence, any other Proceeding with respect to which indemnity may be sought under this Section 6.3, provided that Buyer must first notify and consult with Sellers regarding any Cleanup and related Proceedings. The procedure described in Section 6.8 will apply to any claim solely for monetary damages relating to a matter covered by this Section 6.3.

         6.4 INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER. Buyer will indemnify and hold harmless Sellers, and will pay to Sellers the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, or (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

         6.5 TIME LIMITATIONS. Sellers will have no liability (for indemnification or otherwise)(i) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than those in Sections 3.3(a), 3.11, 3.13, 3.19, 3.20 and 6.11, unless on or before 18 months from the Closing Date Buyer notifies Sellers of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer; (ii) with regard to a claim with respect to Sections 3.11, 3.13, 3.20 and 6.11, unless on or before 90 days following the expiration of the applicable statute of limitations (or if such statute of limitations has been waived, after the expiration of the period indicated in the waiver) Buyer notifies Sellers of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer; and (iii) a claim with respect to Sections 3.3(a) and 3.19 or a claim for indemnification or reimbursement not based upon any representation or warranty or any covenant or obligation to be performed or complied with prior to the Closing Date may be made at any time. Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before 18 months from the Closing Date Sellers notify Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Sellers.

         6.6      BASKET LIMITATION AND CAP.

         (a) Sellers will have no liability (for indemnification or otherwise) with respect to the matters described in this Section 6, until the total of all Damages with respect to such matters exceeds $150,000 (the "Basket"), and then only for the amount by which such Damages exceed $75,000. Except as provided below, the liability of the Sellers with respect to the matters described in this Section 6 will be apportioned as set forth on Schedule 6.6(a) attached hereto, provided, that, the parties hereby agree that the aggregate liability of all Sellers with regard to such matters shall not exceed the Purchase Price. Notwithstanding the foregoing, this Section 6.6(a) will not apply to any Breach of any of the Sellers' representations and warranties of which Seller had knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by Seller of any covenant or obligation, and Sellers will be jointly and severally liable for all Damages with respect to such Breaches.

         (b) In the event that the Financial Statements or Closing Financial Statements reflect a reserve for a liability of the Sellers with respect to any matter described in this Section 6 and such liability is included in the calculation of Net Book Value, then the Sellers' liability with respect to such matter will be limited to the amount, if any, by which the Damages with respect to such matter exceeds the amount reserved for such liability on the Financial Statements or Closing Financial Statements and included in the calculation of Net Book Value.

         (c) Buyer will have no liability (for indemnification or otherwise) with respect to the matters described in this Section 6, until the total of all Damages with respect to such matters exceeds $150,000, and then only for the amount by which such Damages exceed $75,000. Except as provided below, the liability of Buyer with respect to the matters described in this Section 6 shall in no event exceed the Purchase Price. However, this Section 6.6(c) will not apply to any Breach of any of Buyer's representations and warranties of which Buyer had knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by Buyer of any covenant or obligation, and Sellers will be liable for all Damages with respect to such Breaches.

         6.7 ESCROW. Buyer may assert a claim for indemnification under the Escrow Agreement by notice to Sellers' Representative and the Escrow Agent specifying in reasonable detail the basis for such claim to the extent then known by Buyer and the amount to which Buyer is entitled under this Section 6, all as more fully provided in the Escrow Agreement. Buyer is authorized to recover from the funds in escrow the entire amount of, or any portion of, any claim against any Seller without regard to the amount contributed or deemed to be contributed by such Seller. Sellers will settle among themselves any right to contribution or indemnity with regard to amounts paid to Buyer from the escrowed funds. The amount held in escrow, if and when disbursed to Sellers, shall be treated on an installment sale basis and shall be taken into income by Sellers in the year in which it is received, unless Sellers elect in their sole discretion to elect out of installment sale treatment. Neither the giving of notice of a claim under the Escrow Agreement nor the failure to give such notice will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

         6.8      PROCEDURE FOR INDEMNIFICATION - THIRD PARTY CLAIMS.

         (a) Promptly after receipt by an indemnified party under Section 6.2, 6.4, or (to the extent provided in the last sentence of Section 6.3) Section 6.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

         (b) If any Proceeding referred to in Section 6.8(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 6 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

         (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

         6.9 PROCEDURE FOR INDEMNIFICATION - OTHER CLAIMS. A claim for indemnification for any matter not involving a third-party claim may be asserted by written notice to the party from whom indemnification is sought.

         6.10     NOTICE TO SELLERS. Any notice to all Sellers pursuant to this
Section 6 shall be sent to the attention of the Sellers' Representative, and notice sent to the Sellers' Representative shall be deemed sufficient notice to all Sellers under this Section 6.

         6.11     TAX INDEMNIFICATION; TAX BENEFIT.

         (a) Indemnification for Direct Taxes by Sellers. Notwithstanding any other provision contained in the Agreement to the contrary, the Sellers, jointly and severally, shall indemnify the EDO Group, Buyer and the Company (each an "Indemnitee") for, and shall defend and hold each such Indemnitee harmless from, the full amount of any Taxes assessed against or collected from each such Indemnitee and any other Adverse Consequences arising therefrom for all taxable periods ending on or before the Closing Date, and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date including, without limiting the generality of the foregoing, Taxes assessed or collected (i) as a result of Company's failure to properly make a valid S corporation election or to maintain eligibility for S corporation status within the meaning of IRC Sections 1361 and 1362, (ii) as a result of Company's failure to properly make a valid election to be treated as an S corporation or achieve comparable pass-through tax treatment that is otherwise available under any state or local tax statute, or to maintain eligibility for such S corporation or comparable pass-through tax treatment, (iii) any failure on the part of Seller described in Section 5.2, pertaining to the making of a Section 338(h)(10) Election (each of (i), (ii) and (iii) a "Defective Election Event"),
(iv) as a result of the Company's failure to pay, collect or withhold Taxes, (v) any and all Taxes of any person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes pertain to any taxable period ending on or before the Closing, or (vi) any and all Taxes of the Company for any period for which an S corporation election was not in effect, or with respect to Taxes other than federal income taxes, for any period or for any jurisdiction in which pass-through treatment similar to S corporation treatment did not apply to the Company; provided, however, that in the cases of clauses (i)-(vi) above, Sellers shall be liable only to the extent that such Taxes are in excess of the amount, if any, reserved for such Taxes and taken into account in computing Net Book Value as of the Closing Date.

         (b) Indemnification for other Tax Loss. If for purposes of any Taxes, any Indemnitee shall lose the benefit of, or shall not have, or shall not claim, or shall lose the right to claim, or shall suffer a deferral, reduction or disallowance of, or shall be required to apply or recapture all or any portion of any amount (including the loss of an increase in basis of any asset of the Company as a result of a failure to be able to make an effective Section 338(h)(10) Election) that could otherwise give rise to a deduction or other reduction of tax were the Indemnitee to have income sufficient to use such Tax benefit at any time (any such loss, deferral, reduction, disallowance, application or recapture hereinafter called a "Tax Loss"), and such Tax Loss is suffered as a result of a Defective Election Event, the Sellers, jointly and severally, shall be obligated to pay to the Indemnitee an amount in respect of such Tax Loss (an "Indemnity Payment") equal to an amount which, on an After-Tax Basis, shall provide the Indemnitee with an amount equal to the excess of (A) all interest, penalties and additions to tax incurred for federal, state and local income tax purposes, over (B) the amount of all interest, penalties and additions to tax that would have been incurred for federal, state and local income tax purposes but for the loss of such Tax Attribute, in each case assuming the Indemnitee is subject to the highest marginal combined federal, state and local income tax rate which could be applicable to such Indemnitee.

         (c) Indemnification for Direct Taxes by Buyer. The Buyer shall indemnify the Sellers for and shall defend and hold each of the Sellers harmless from, the full amount of any Taxes assessed or collected from each Seller and any Adverse Consequences arising therefrom for all taxable periods ending after the Closing Date, and the portion after the Closing Date for any taxable period that includes (but does not end on) the Closing Date, including without limiting the generality of the foregoing, Taxes assessed or collected (i) for any failure on the part of Buyer described in Section 5.2, pertaining to the making of a
Section 338(h)(10) Election, and (ii) any and all Taxes resulting from any transaction involving the Company that occurs on the Closing Date but after the Closing that is not a Contemplated Transaction.

         (d) Transfer and Other Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the Contemplated Transactions shall be borne by Sellers to the extent the Sellers are liable for such Taxes, fees and charges, and borne by Buyer to the extent that Buyer is liable for such Taxes, fees and charges.

         (e) Tax Refunds. Any Tax refunds that are received by Buyer or the Company, and any amounts credited against Taxes to which Buyer or the Company become entitled, that relate to Tax periods or portions thereof ending on or before the Closing Date shall be for the account of the Sellers and Buyer shall pay over to the Sellers any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto to the extent such Tax refunds and amounts credited against Taxes have not been taken into account in computing the Net Book Value on the Closing Date. In addition, to the extent that a claim for refund or a proceeding results in a payment or credit against Tax by a taxing authority to Buyer or the Company of any amount accrued on the Balance Sheet in the Closing Financial Statements, Buyer shall pay such amount to the Sellers within fifteen (15) days of receipt or entitlement thereto to the extent such Tax refunds and amounts credited against Taxes have not been taken into account in computing the Net Book Value on the Closing Date. Buyer shall, if requested by Sellers (and at Sellers' expense), cause the Company to file for and obtain any refund or credit that would give rise to a payment under this
Section 6.11(e). No such claim that would result in a refund to the Company shall be filed unless Buyer approves such claim, such approval not to be unreasonable withheld. So long as such refund claim has no Material Adverse Effect on any other Tax liability of the Company for periods ending after the Closing Date, Buyer shall permit Sellers to control the prosecution of any such refund claim and shall cause the Company to authorize by appropriate power of attorney Aronson & Company or some other person, reasonably acceptable to Buyer, as Sellers shall designate to represent the Company with respect to such refund claim.

         (f) Calculation and Payment. The amount of any Indemnity Payments under this Section 6.11 shall be calculated by the Indemnitee's independent certified public accountants, whose determination shall be final, binding and conclusive on all parties.

         6.12 EXCLUSIVE REMEDY. If the Closing occurs, the indemnification provided for in this Section 6 shall be the sole and exclusive remedy for any Breach of this Agreement; provided that the foregoing shall not be deemed to limit in any respect any equitable remedies to which any party may be entitled.

7.       GENERAL PROVISIONS.

         7.1 PURCHASE PRICE ALLOCATION. Buyer, the Company and Sellers agree that the Purchase Price and the liabilities of the Company will be allocated to the assets of the Company for all purposes (including Tax and financial accounting) in a manner consistent with IRC Sections 338 and 1060 and the regulations thereunder. Buyer, the Company and Sellers shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

         7.2 TAX RETURNS. Buyer shall prepare or cause to be prepared, on a basis consistent with the Company's past practice and custom, unless the Sellers approve otherwise, which approval shall not be unreasonably withheld, conditioned or delayed, and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date that are filed after the Closing Date, except for the Company's Federal S Corporation Tax Returns and corresponding state Tax Returns required to be filed for all periods prior to Closing and the period ending with the Closing (including the Federal S Corporation Tax Return and corresponding state Tax Returns required to be filed due to the deemed asset sale under IRC Section 338(h)(10)), which shall be prepared by Sellers and approved by Buyer prior to filing, which approval shall not be unreasonably withheld, conditioned or delayed. Seller shall provide Buyer with a schedule of all Tax Returns of the Company to be filed for periods ending on or prior to the Closing Date, and a list of Tax Returns for which extensions have been filed.

         7.3      COOPERATION ON TAX MATTERS.

         (a) Buyer, the Company and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and Tax refunds and any audit, litigation or other proceeding with respect to Taxes; provided, that Sellers shall not file, or cause to be filed, the Company's Federal S corporation Tax Returns and corresponding state Tax Returns of the Company required to be filed for all periods prior to Closing and the period ending with the Closing (including the Federal S Corporation Tax Return and corresponding state Tax Returns required to be filed due to the deemed asset sale under IRC Section 338(h)(10)), without Buyer's prior approval, which approval shall not be unreasonably withheld, conditioned or delayed; provided further, that Sellers shall provide Buyer any of the aforementioned Tax Returns to Buyer not less than sixty (60) days prior to the due date (including properly filed extensions) for filing such Tax Returns. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer, the Company and Sellers agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing until the expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or Sellers, as the case may be, shall allow the other party to take possession of such books and records.

         (b) Buyer and Sellers further agree, upon request, to use reasonable good faith efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby), provided that any costs and expenses incurred in connection with such effort shall be paid by the requesting party.

         (c) The Company, Buyer, and Sellers agree that should any Governmental Body determine, find, hold, or propose to determine, find or hold that the Company's status as an S corporation, as defined in Section 1361 of the IRC, has at any time been terminated as a result of an inadvertent invalid election or inadvertent termination, each as defined in Section 1362(f) of the IRC, then the Company, Buyer, and Sellers shall take such steps as are necessary or advisable to obtain a waiver of the effects of such a termination (a "Waiver"), including but not limited to the filing of a ruling request with the IRS, and agreeing to such terms and conditions as the IRS may impose as a condition of granting a Waiver. The Sellers shall bear all costs associated with obtaining a Waiver, including but not limited to any fee imposed by the IRS associated with the filing of a ruling request or the obtaining of a ruling.

         7.4 EXPENSES. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

         7.5 PUBLIC ANNOUNCEMENTS. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines. Sellers and Buyer will consult with each other concerning the means by which the Company employees, customers, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication. Notwithstanding the foregoing, Buyer shall have the right to make such disclosure as is required under the Federal securities laws, in which event Buyer shall provide Seller with a copy of such disclosure reasonably in advance.

         7.6 CONFIDENTIALITY. If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written Confidential Information as the other party may reasonably request. Whether or not the Closing takes place, Sellers waive, and will upon Buyer's request cause the Company to waive, any cause of action, right, or claim arising out of the access of Buyer or its representatives to any Confidential Information of the Company except for the intentional competitive or grossly negligent misuse by Buyer of such Confidential information.

         7.7 NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or
(c) received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties); provided, that any notice which is being given to all of the Sellers shall be sent to the attention of the Sellers' Representative, and any notice sent to the Sellers' Representative shall be deemed notice to all Sellers:

         SELLERS' REPRESENTATIVE:

                           Michael G. Doty
                           259 Kilmer Point Drive
                           Urbanna, Virginia 23175

                           with a copy to:

                           Fried, Frank, Harris, Shriver & Jacobson
                           Attn: Andrew P. Varney, Esq.
                           1001 Pennsylvania Avenue, N.W.
                           Suite 800
                           Washington, DC 20004
                           Facsimile No: 202-639-7003

         BUYER:            EDO Corporation
                           Attn: Secretary
                           60 East 42nd Street, Suite 5010
                           New York, New York 10165
                           Facsimile No: 212-716-2050

                           with a copy to:

                           Day, Berry & Howard LLP
                           Attn: David A. Swerdloff, Esq.
                           One Canterbury Green
                           Stamford, Connecticut 06901
                           Facsimile No: 203-977-7301

         7.8 JURISDICTION; SERVICE OF PROCESS. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought against any of the parties in the courts of the Commonwealth of Virginia, or, if it has or can acquire jurisdiction, in the United States District Court for the Eastern District of Virginia, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

         7.9 FURTHER ASSURANCES. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

         7.10 WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

         7.11 ENTIRE AGREEMENT AND MODIFICATION. This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Letter of Intent between Buyer and Sellers dated October 25,
2002) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

         7.12 SELLERS' REPRESENTATIVE. Each Seller irrevocably appoints Michael G. Doty (the "Sellers' Representative") as his, her or its agent, proxy and attorney-in-fact for all purposes under this Agreement, and each Seller authorizes the Sellers' Representative to do any and all of the following for the Seller and in the Seller's name and stead: (i) to execute, acknowledge, as appropriate, and deliver to Buyer any certificate, document or agreement referred to herein or contemplated hereby, including this Agreement, the Shares, and the Seller's Closing Documents; (ii) to accept, receipt for and deposit any funds or other amounts owing to the Seller hereunder; (iii) to represent, negotiate on behalf of and bind the Seller in connection with the determination of the Adjustment Amount, any negotiations or agreements with Buyer with respect to the Adjustment Amount, and any presentation to or discussions with the Accountants with respect thereto; (iv) to execute, acknowledge, as appropriate, and deliver such modifications and amendments to this Agreement or Sellers' Closing Documents as the Sellers' Representative shall deem advisable in his discretion; and (v) to do any and all other acts and things in connection with this Agreement as Sellers' Representative shall deem advisable in his discretion. The agency created hereby shall be deemed irrevocable and coupled with an interest; Buyer shall be entitled to rely upon the powers granted herein with respect to any matter relating to this Agreement; and any question which may arise concerning the power or authority of the Sellers' Representative to act for each Seller shall be interpreted and construed in favor of the authority of the Sellers' Representative.

         7.13     DISCLOSURE LETTER.

         (a) Except where expressly indicated, the disclosures in the Disclosure Letter, and those in any supplement or attachment thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

         (b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

         7.14 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS. Neither party may assign any of its rights under this Agreement without the prior consent of the other parties except that Buyer may assign any of its rights under this Agreement to any wholly-owned subsidiary of the Buyer; provided that no such assignment shall relieve Buyer of its obligations hereunder. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

         7.15 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         7.16 SECTION HEADINGS, CONSTRUCTION. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

         7.17 TIME OF ESSENCE. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

         7.18 GOVERNING LAW. This Agreement will be governed by the laws of the State of New York without regard to conflicts of laws principles.

         7.19 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

                   [BALANCE OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

                                     BUYER:

                                     EDO CORPORATION

                                     By: _______________________________________
                                         William J. Frost
                                         Vice President - Administration

                                     SELLERS:

                                     ___________________________________________
                                     Michael G. Doty

                                     ___________________________________________
                                     John C. Vollmer

                                     ___________________________________________
                                     John J. Cooke